Exhibit 10.4

PERKINELMER, INC.

Summary of Director Compensation and Executive Officer Short- and Long-Term

Incentive Arrangements

March 1, 2005

Director Compensation

The compensation and benefits committee of the board of directors of PerkinElmer, Inc. periodically reviews and makes recommendations regarding director compensation and director compensation guidelines to the nominating and corporate governance committee of the board, which in its discretion makes recommendations to the full board of directors. In 2004, the board of directors approved the following director compensation arrangements, all of which are subject to adjustment and change.

Directors who are employees of PerkinElmer receive no additional compensation for their services as directors. Each non-employee director is paid an annual retainer of $50,000 plus an award of shares of common stock having a market value on the date of award of $60,000. The stock award is made at the time of our annual meeting of shareholders. The Lead Director and the audit committee Chair are paid an additional annual cash retainer of $20,000. The retainer and common stock award are pro-rated for directors who serve for only a portion of the year. In addition, each non-employee director receives an award of options valued at $55,000 using the Black-Scholes valuation methodology. The stock options are granted at the time of our annual meeting of shareholders. For 2004, the option award to each director was an option to purchase 5,854 shares of common stock at a per share exercise price of $19.91. The 2004 grant options vest in four equal annual installments, beginning one year from the grant date, and may be exercised for ten years from the grant date. Future annual option grants to directors, including the option grants at the time of our 2005 annual meeting of shareholders, are expected to vest in three equal installments, beginning one year from the grant date, and may be exercised for seven years from the grant date. New non-employee directors also receive an initial, one-time stock option grant of 10,000 shares upon appointment. These options vest in three equal annual installments, beginning one year from the grant date, and may be exercised for seven years from the grant date. All option grants to non-employee directors are made with an exercise price equal to the fair market value on the date of grant and become exercisable in full upon a change in control of PerkinElmer or upon the director’s death, total disability or termination at a company-recognized retirement age. Directors may defer compensation in the form of fees and grants of common stock into our deferred compensation plan, a copy of which is filed with the Securities and Exchange Commission as Exhibit 10.10 to our annual report on Form 10-K for the fiscal year ended December 28, 2003.

Short-Term Incentive Program

The compensation and benefits committee of the board of directors of PerkinElmer, Inc. periodically establishes, reviews, adjusts and changes the short-term incentive practices and arrangements for our executive officers. For the past several years, the short-term incentives for our executive officers have been determined primarily in accordance with our performance incentive program, or PIP. Our short-term incentive practices and arrangements are subject to adjustment and change.

Performance Incentive Program

The PIP is a cash-based incentive bonus program and serves as the primary source of cash incentives for PerkinElmer’s executive officers. The PIP measures the Chief Executive Officer and chief accounting, financial, legal and human resources officers against specific targets for earnings per share, or EPS, and cash flow performance to determine payments. Similarly, the PIP measures executive officers in strategic business units, or SBUs, against specific targets for SBU net income and cash flow performance, as well as the corporate performance targets referred to in the preceding sentence. Each executive officer is assigned annually a target incentive payment expressed as a percentage of base salary ranging between 40% and 100%. The actual incentive award is determined by multiplying the target incentive by a performance factor, ranging from 0% to 200%, determined by actual fiscal period EPS, cash flow and net income performance for each performance period. The program year is comprised of two performance periods, which run from January 1st to June 30th and from July 1st to December 31st. Awards are paid following the end of each performance period.

For participants other than the Chief Executive Officer, the compensation and benefits committee may adjust the PIP awards either up or down to reflect the committee’s view of the appropriate incentive for the year in light of corporate and individual performance. The committee has discretion to reduce, but not to increase, the actual PIP incentive payment for the CEO.

Chief Executive Officer

Our Chief Executive Officer is eligible to receive an annual bonus based on achievement of certain non-financial goals determined by the compensation and benefits committee of our board of directors. For 2005, these goals are: growth and innovation, organization, quality and productivity.

Long-Term Incentive Program

The compensation and benefits committee of the board of directors of PerkinElmer, Inc. periodically establishes, reviews, adjusts and changes the long-term incentive practices and arrangements for our executive officers. In 2004, the committee implemented a new long-term incentive program. Our long-term incentive practices and arrangements are subject to adjustment and change.

The long-term incentive program consists of stock options, performance-contingent restricted stock and a cash-based performance unit program. One-third of the long-term incentive opportunity for our executive officers is provided in the form of non-qualified stock options, one-third is provided in the form of performance-contingent restricted stock and one-third is provided in the form of cash-based performance units. An overview of the long-term incentive program is provided below:

•	Stock options: Stock options grant the executive officer the right to purchase up to a specified number of shares of PerkinElmer’s common stock at a per share purchase price equal to the fair market value of PerkinElmer’s common stock on the date of grant. The stock options vest in three equal annual installments beginning on one year after the date of grant and, to the extent vested, may be exercised over a term of seven years. Upon a change in control of PerkinElmer or the death or disability of the executive officer, all unvested options become 100% vested. The number of shares of common stock underlying stock options awarded to our named executive officers (within the meaning of Item 402 of Regulation S-K) in January 2005 and our long-term incentive program is set forth in our current report on Form 8-K dated January 3, 2005, on file with the SEC, under the heading “Item 1.01. Entry into a Material Definitive Agreement,” and is incorporated herein by reference.

•	Performance-contingent restricted stock: Shares of performance-contingent restricted stock are issued and outstanding shares of PerkinElmer’s common stock granted to the executive officer. The restricted stock vests in up to three equal installments upon PerkinElmer’s achievement, at any time prior to the third fiscal year end after the restricted shares are awarded of EPS equal to or greater than three increasing EPS targets. If the performance conditions are not met on or before the third fiscal year-end after the restricted shares are awarded, the shares are forfeited. Upon a change in control of PerkinElmer, the death or disability of the executive officer, or, in the case of our Chief Executive Officer, his termination without cause, all unvested shares of restricted stock become 100% vested. If the executive ceases to be employed by PerkinElmer for any other reason before the shares of restricted stock vest, the unvested shares are subject to forfeiture to PerkinElmer at a per share price of $.001 per share. The number of shares of performance-contingent restricted stock awarded to our named executive officers in January 2005 under our long-term incentive program is set forth in our current report on Form 8-K dated January 25, 2005, on file with the SEC, in Exhibit 99.2 attached thereto, and is incorporated herein by reference.

•	Performance units: The performance units reflect the opportunity for the executive officer to receive cash payments based upon PerkinElmer’s financial performance and the performance of its common stock during a three-year fiscal period ending with the third fiscal year-end after the units are awarded. The executive officer earns a percentage of the number of performance units targeted for the executive officer by the committee, between 0% and 200%, based upon PerkinElmer’s financial performance during the three-year period, evaluated in comparison to specified targets in three metrics: EPS, margin and cash flow. At the end of the three-year period, the executive officer is entitled to receive a cash payment equal to the product of (1) the end-of-period per share fair market value of PerkinElmer’s common stock multiplied by (2) the number of performance units earned by the executive officer during the three-year period. The number of performance units awarded to our named executive officers in January 2005 under our long-term incentive program is set forth in our current report on Form 8-K dated January 25, 2005 on file with the SEC, in Exhibit 99.2 attached thereto, and is incorporated herein by reference.